Exhibit 5.1

Goodwin Procter LLP Counselors at Law The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 T: 212.813.8800 F: 212.355.3333

September 15, 2017

MagneGas Corporation
11885 44th Street North

Clearwater, Florida 33762

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made herein to the Registration Statement on Form S-3 (File No. 333-207928) (as amended or supplemented, the “Registration Statement”) filed on November 10, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by MagneGas Corporation, a Delaware corporation (the “Company”), of up to $50,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on June 15, 2016. We are delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated September 15, 2017 to be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 36,765 shares (the “Shares”) of the Company’s Series E Convertible Preferred Stock, $0.001 par value per share (the “Series E Convertible Preferred Stock”), and warrants (the “Warrants”) to purchase up to 419,717 shares (the “Warrant Shares”) of the Company’s Series E Convertible Preferred Stock, covered by the Registration Statement. We understand that the Shares and Warrants are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to New York law and the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law). Based on the foregoing, we are of the opinion that:

1.        The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Purchase Agreement dated as of September 15, 2017 among the Company and the buyers identified on the signature pages thereto (the “Securities Purchase Agreement”), the Shares will be validly issued, fully paid and non-assessable.

MagneGas Corporation

2.        The Company’s common stock, par value $0.001 per share, issuable upon conversion of the Series E Convertible Preferred Stock, when issued upon conversion of the Series E Convertible Preferred Stock in accordance with the terms of the Certificate of Designation of Rights, Preferences and Privileges of Series E Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

3.        The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Securities Purchase Agreement and the terms of the Warrants, will be valid and binding obligations of the Company under the law of New York.

4.        Assuming a sufficient number of authorized but unissued shares of Series E Convertible Preferred Stock are available for issuance when the Warrants are exercised, the Warrant Shares have been duly authorized, and when and if issued upon exercise of the Warrants in the manner described in the Prospectus Supplement and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 3 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of any provision in the Warrants or the Securities Purchase Agreement to the extent it relates to the choice of forum for resolving disputes.

We hereby consent to the filing by you of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP